Press Release

ALCAN ANNOUNCES STRONG FOURTH QUARTER TO CAP RECORD YEAR

QUARTERLY OPERATING CASH FLOW REACHES ALL-TIME HIGH OF $1.1 BILLION

FINANCIAL HIGHLIGHTS

•	Income from continuing operations of $1.12 per common share compared to a loss from continuing operations of $0.91 a year earlier and income from continuing operations of $1.21 in the third quarter;

•
Operating earnings of $1.09 per common share compared to $0.54 a year earlier and $1.22 in the third quarter. Earnings include non-cash mark-to-market charges on derivatives of $0.17 per common share, as compared to charges of $0.11 a year earlier and gains of $0.03 in the third quarter;

•	Record cash from operating activities in continuing operations of $1.1 billion, up from $788 million a year earlier and $803 million in the third quarter;

•	9.8 million common shares repurchased, representing 52% of the total approved under the program;

•	Full-year records set for cash flow from operating activities of $3 billion, income from continuing operations of $4.75 per share and operating earnings of $5.05 per share.

MONTREAL, CANADA - January 31, 2007 - Alcan Inc. (NYSE, TSX: AL) today reported operating earnings of $1.09 per common share in the fourth quarter of 2006 compared to $0.54 a year ago and $1.22 in the third quarter.

“Excellent results across most businesses and record operating cash flow in the fourth quarter capped an outstanding year,” said Dick Evans, President and CEO. “Our financial performance in 2006 has been the strongest in the company’s history, benefiting from the discipline and rigour of Alcan’s management systems and taking full advantage of strong market conditions. I am particularly pleased that this has allowed the company to deliver solid progress on growth, shareholder returns and debt reduction,” he continued.

“Looking to the year ahead, return on capital and cash generation remain our top priorities. We will continue to focus on development of our growth pipeline while maintaining a balanced approach to capital allocation. Primary aluminum and downstream market fundamentals remain broadly supportive, and we have good reason to be optimistic about the year ahead,” he concluded.

*Note: All amounts in this press release are expressed in U.S. dollars unless otherwise stated. This press release includes a number of measures for which no meaning is prescribed by generally accepted accounting principles (GAAP). Refer to the section “Definitions” for an explanation of these measures.

	Fourth Quarter		Third Quarter	Year Ended December 31
($ millions, except where indicated)	2006	2005	2006	2006	2005
Operating earnings - excluding foreign currency
balance sheet translation and Other Specified Items	406	205	461	1,896	911

Foreign currency balance sheet translation	97	(5)	-	(12)	(86)
Other Specified Items (OSIs)	(85)	(533)	(1)	(98)	(670)

Income (Loss) from continuing operations	418	(333)	460	1,786	155
Income (Loss) from discontinued operations	4	(28)	(4)	4	(26)
Cumulative effect of accounting change	-	-	-	(4)	-
Net income (Loss)	422	(361)	456	1,786	129
Basic earnings (loss) per common share ($ per common share)
Operating earnings	1.09	0.54	1.22	5.05	2.44
Income (Loss) from continuing operations	1.12	(0.91)	1.21	4.75	0.40
Net income (Loss)	1.13	(0.98)	1.20	4.75	0.33
Average number of common shares outstanding (millions)	371.5	370.9	376.1	373.6	370.4

Operating Earnings

Operating earnings from continuing operations exclude foreign currency balance sheet translation effects and Other Specified Items (OSIs). Operating earnings of $406 million in the fourth quarter of 2006 were $201 million higher than in the comparable quarter a year ago. The improvement mainly reflected higher aluminum prices and the results of better pricing, product mix and volumes in the downstream businesses partly offset by increased raw materials and energy costs, unfavourable non-cash mark-to-market adjustments on derivatives as well as the negative impact of a stronger Canadian dollar. Compared to the third quarter of 2006, operating earnings were down $55 million, mainly reflecting increased operating costs including normal seasonal maintenance, non-cash asset retirement obligation adjustments as well as the impact of negative non-cash mark-to-market adjustments on derivatives, partly offset by higher metal prices, higher volumes across most business segments and favourable power generation.

Included in operating earnings for the fourth quarter of 2006 were non-cash mark-to-market charges on derivatives of $0.17 per common share as compared to charges of $0.11 a year earlier and gains of $0.03 in the third quarter of 2006.

Income from Continuing Operations

Income from continuing operations was $418 million or $1.12 per common share for the fourth quarter versus a loss of $333 million or $0.91 a year earlier and income of $460 million or $1.21 in the third quarter of 2006.

Included in income from continuing operations for the fourth quarter of 2006 was a primarily non-cash, after-tax gain of $97 million or $0.26 per common share for the effects of foreign currency balance sheet translation, compared to an after-tax loss of $5 million or $0.01 in the year-ago quarter and nil in the third quarter of 2006.

Also included were after-tax charges of $85 million or $0.23 per common share for OSIs. These were comprised mainly of after-tax charges of $36 million associated with restructuring initiatives across most business groups, asset impairment charges of $14 million principally in relation to the Gove alumina refinery in Australia, an asset retirement obligation adjustment in relation to closed sites of $11 million and a net loss on business divestments of $8 million.

Net Income

Including OSIs, foreign currency balance sheet translation, and discontinued operations, net income was $422 million or $1.13 per common share for the fourth quarter.

Sales and Operating Revenues
	Fourth Quarter		Third Quarter	Year Ended December 31
($ millions, unless otherwise noted)	2006	2005	2006	2006	2005

Sales and operating revenues ($M)	6,219	5,049	5,769	23,641	20,320
Shipment volumes (kt)
Ingot products *	776	801	728	3,018	3,070
Aluminum used in engineered products & packaging	314	295	323	1,315	1,269
Total aluminum volume	1,090	1,096	1,051	4,333	4,339
Aluminum pricing data ($ per tonne)
Ingot product realizations *	2,712	2,092	2,598	2,618	2,036
Average LME 3-month price (one-month lag)	2,631	1,942	2,528	2,547	1,868
* The bulk of Alcan’s ingot product sales are based on the LME 3-month price with a one-month lag plus a local market premium and any applicable product premium.

Sales and operating revenues of $6,219 million were up $1,170 million compared to the year-ago quarter mainly reflecting higher aluminum prices and favourable pricing, product mix and volume in downstream businesses. Compared to the third quarter of 2006, sales and operating revenues increased by $450 million mainly as a result of higher aluminum prices, volumes across most businesses and power generation.

Total aluminum volume was up 39 kilotonnes (kt) sequentially as a result of higher shipments in Europe owing partly to the recovery of production at the ISAL smelter following a power interruption earlier in 2006.

The average realized price on sales of ingot products during the fourth quarter was up $620 per tonne from the year-ago quarter and up $114 per tonne from the third quarter of 2006. The increase over the year-ago and sequential quarter mainly reflected the impact of higher LME aluminum prices.

Cash Flow and Debt
	Fourth Quarter		Third Quarter	Year Ended December 31
($ millions, except where indicated)	2006	2005	2006	2006	2005

Cash flow from operating activities in continuing operations	1,104	788	803	3,040	1,535
Dividends	(76)	(54)	(77)	(269)	(226)
Capital expenditures	(610)	(639)	(576)	(2,081)	(1,742)
Free cash flow from continuing operations	418	95	150	690	(433)

Cash flow from operating activities in continuing operations increased by $316 million compared to the year-ago quarter and $301 million compared to the third quarter. Both increases mainly reflected higher earnings and a favourable movement in receivables and deferred items. Debt as a percentage of invested capital as at December 31, 2006 was at 35%, up from 33% at the end of the third quarter due to the combined effects of adopting a new accounting standard for pension and other post-retirement benefits, and Alcan’s share repurchase program. The upward pressure caused by these two factors was partially mitigated by strong cash flow.

REVIEW OF BUSINESS GROUP PROFIT AND CORPORATE ITEMS

	Fourth Quarter		Third Quarter	Year Ended December 31
($ millions)	2006	2005	2006	2006	2005
Business Group Profit (BGP)
Bauxite and Alumina	156	129	198	609	435
Primary Metal	755	531	675	2,962	1,751
Engineered Products	168	81	101	567	403
Packaging	109	105	161	550	595
Subtotal	1,188	846	1,135	4,688	3,184
Equity accounted joint venture eliminations	(19)	(58)	(87)	(263)	(270)
Change in fair market value of derivatives	(82)	(52)	16	(45)	(41)
	1,087	736	1,064	4,380	2,873
Corporate Items
Intersegment, corporate offices and other	(255)	(619)	(159)	(680)	(998)
Depreciation & amortization	(261)	(274)	(273)	(1,043)	(1,080)
Interest	(76)	(83)	(63)	(284)	(350)
Income taxes	(55)	12	(146)	(665)	(257)
Equity income (loss)	(21)	15	41	85	88
Minority interests	(1)	2	(4)	(7)	1
Goodwill impairment	-	(122)	-	-	(122)
Income (Loss) from continuing operations	418	(333)	460	1,786	155

Business Group Profit (BGP)

Bauxite and Alumina: BGP for the fourth quarter was $156 million, an increase of $27 million compared to the year-ago quarter. Excluding OSIs and balance sheet translation effects, the year-over-year increase in BGP was $40 million or 33%. This improvement mainly reflected higher LME-linked contract prices for alumina (given the normal one-quarter lag) partially offset by higher costs for maintenance and labour, mainly at Gove, and raw material costs. On a sequential basis, BGP for the group was $42 million below the previous quarter. Excluding OSIs and balance sheet translation effects, BGP decreased by $33 million or 17%, reflecting lower LME-linked contract prices and the non-recurrence of insurance recoveries recorded in the third quarter, partially offset by improved alumina sales mix and increased shipment volumes. Results for the first quarter of 2007 are expected to be higher than the fourth quarter as a result of higher LME-linked contract prices, partly offset by increased costs related to the recent bauxite mining strike in Guinea.

Primary Metal: BGP for the fourth quarter at $755 million increased by $224 million as compared to the year-ago quarter. Excluding OSIs and balance sheet translation effects, the year-over-year increase in BGP was $198 million or 37%. The improvement mainly reflected higher LME prices, partially offset by higher input costs (alumina, energy and fuel-related raw material costs), higher operating costs (including an unfavourable impact of $30 million related to the re-evaluation of asset retirement obligations), and the adverse impact of the weaker U.S. dollar. On a sequential quarter basis, BGP increased by $80 million. Excluding OSIs and balance sheet translation effects, BGP increased by $55 million or 8%, reflecting higher LME prices, improved metal shipments mainly in Europe, and higher power-related contributions in the United Kingdom and Quebec. These favourable impacts were partially offset by increased operating costs (normal seasonal maintenance, asset retirement obligation re-evaluation and other costs). Based on forward prices/rates for aluminum and currency, results for the first quarter of 2007 are expected to improve over the fourth quarter.

Engineered Products: BGP for the fourth quarter reached $168 million, more than double the level of a year earlier and a quarterly record for the group. Excluding OSIs and balance sheet translation effects, the year-over-year increase in BGP was $66 million or 66%. The year-over-year improvement reflected strong operating performances from all businesses, together with the benefits of robust market conditions in Europe and North America. On a sequential quarter basis, BGP was up $67 million, or 66%. Excluding OSIs and balance sheet translation effects, the sequential quarter increase in BGP was $57 million or 52%, mainly due to a better than anticipated seasonal pick-up in Europe, metal inventory timing benefits, and further gains from the North American cable business, which is enjoying strong demand and pricing for its products. With market indications of continued seasonal strength through the opening months of 2007, results for the first quarter are expected to be in line with the fourth quarter.

Packaging: BGP in the fourth quarter of $109 million was up $4 million or 4% from the prior year quarter. Excluding the impact of OSIs, foreign currency balance sheet translation effects and lost contributions from divested businesses, BGP improved by $9 million or 9%. Growth across most businesses and favourable currency movements more than offset favourable one-time items in the prior year. On a sequential quarter basis, BGP decreased by $52 million or 32%. Excluding the impact of OSIs, foreign currency balance sheet translation effects and lost contributions from divested businesses, BGP decreased by $31 million or 19%, mainly due to increased operating costs, including higher energy and selling costs. BGP in the first quarter of 2007 is expected to rise in a manner similar to the corresponding period a year earlier, mainly due to seasonal volume recovery and operational progress in volumes and costs.

Corporate Items

The Intersegment, corporate offices and other expense category includes corporate head office costs as well as other non-operating items and the elimination of profits on intersegment sales of aluminum. The reduction of $364 million from the fourth quarter of 2005 reflects the non-recurrence of restructuring charges taken in the year ago quarter. Compared to the third quarter, these expenses increased by $96 million reflecting higher share-based compensation as well as restructuring and asset impairment charges.

Depreciation and amortization expenses were $13 million lower than in the year-ago quarter primarily reflecting the reduced asset base in the packaging business due to the past year’s business disposals and asset impairments related to the restructuring program. Depreciation and amortization expenses were $12 million lower than in the third quarter, mainly due to the non-recurrence of certain unfavourable adjustments taken in the third quarter, partially offset by additional depreciation at the Gove alumina refinery.

Interest expense, net of capitalized interest, was $7 million lower than in the year-ago quarter mainly reflecting a higher level of capitalized interest and reduced debt levels. In the fourth quarter, capitalized interest was $17 million, largely related to the Gove expansion, compared to $11 million a year ago and $22 million in the third quarter of 2006. Compared to the third quarter, interest expense increased by $13 million which included the effect of a lower level of capitalized interest.

The company's effective tax rate on income from continuing operations was 11% for the fourth quarter and 28% for the year. The low effective tax rate in the fourth quarter was due mainly to balance sheet translation gains from the weakening of the Canadian dollar.

Share Repurchase Program

In accordance with its announcement on October 3, 2006, Alcan established a normal course issuer bid share repurchase program, under which the company may purchase up to 18,800,000 common shares, representing approximately 5% of the outstanding common shares at October 27, 2006, i.e. 376,407,558 common shares. The common shares purchased under the program will be cancelled. Purchases may be made on the Toronto Stock Exchange and the New York Stock Exchange. Purchases will terminate at the latest on November 1, 2007.

As at December 31, 2006, Alcan had purchased 9,831,200 common shares at an average price of $47.42 per share for a total cost of $466 million. This represents 52% of the total number of shares approved for repurchase.

OUTLOOK

For 2007, world primary aluminum consumption is forecast to increase by approximately 6.7% (6.8% in 2006), while production from new capacity and restarts is expected to increase world supply by about 7.8% (6.3% in 2006). As a consequence the company expects the market to remain close to balanced in 2007 with a small surplus of approximately 200 kt, versus a deficit of 160 kt in 2006. This would represent about 0.5% of estimated total world supply in 2007. Inventories, as expressed in weeks of shipments, are expected to remain at historically low levels of about five and a half weeks.

KEY EARNINGS SENSITIVITIES

The following table provides Alcan estimates of the annualized after-tax impact of currency and LME price movements on income from continuing operations, net of hedging and forward sales. The sensitivities have been updated for 2007 to reflect current exposures.

	Increase in rate / price	In millions of $	$ / common share

Economic impact of changes in period-average exchange rates
European currencies	$0.10	(50)	(0.14)
Canadian dollar	$0.10	(150)	(0.42)
Australian dollar	$0.10	(70)	(0.19)

Balance sheet translation impact of changes in period-end exchange rates
Canadian dollar	$0.10	(230)	(0.63)
Australian dollar	$0.10	(25)	(0.07)

Economic impact of changes in period-average LME prices*
Aluminum	$100/t	190	0.51
* Realized prices generally lag LME price changes by one month. Changes in local and regional premia may also impact aluminum price realizations. Sensitivities are updated as required to reflect changes in the company’s commercial arrangements and portfolio of operations. Not included are sensitivities to energy and raw-material prices, which may have significant impacts.

Cautionary Statement

Statements made in this quarterly earnings press release which describe the company's or management's objectives, projections, estimates, expectations or predictions of the future may be "forward-looking statements" within the meaning of securities laws which can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," ”would,” "estimates," “plans,” "anticipates" or the negative thereof or other variations thereon. All statements that address the company's expectations or projections about the future including statements about the company's growth, cost reduction goals, operations, reorganization plans, expenditures and financial results are forward-looking statements. Such statements may be based on the company’s own research and analysis. The company cautions that, by their nature, forward-looking statements involve risk and uncertainty and that the company's actual actions or results could differ materially from those expressed or implied in such forward-looking statements or could affect the extent to which a particular projection is realized. Reference should be made to the company’s most recent Annual Report on Form 10-K for a list of factors that could cause such differences.

Important factors which could cause such differences include: changes in global supply and demand conditions for aluminum and other products; changes in aluminum ingot prices and changes in raw material costs and availability; changes in the relative value of various currencies; cyclical demand and pricing within the principal markets for the company's products; changes in government regulations, particularly those affecting environmental, health or safety compliance; fluctuations in the supply of and prices for power in the areas in which the company maintains production facilities; the consequences of transferring most of the aluminum rolled products businesses operated by the company to Novelis Inc.; potential discovery of unanticipated commitments or other liabilities associated with the acquisition and integration or disposition of businesses; major changes in technology that affect the company’s competitiveness; the risk of significant losses from trading operations, including losses due to market and credit risks associated with derivatives; changes in prevailing interest rates and equity market returns related to pension plan investments; potential catastrophic damage, increased insurance and security costs and general uncertainties associated with the increased threat of terrorism or war; the effect of international trade disputes on the company’s ability to import materials, export its products and compete internationally; economic, regulatory and political factors within the countries in which the company operates or sells its products; relationships with, and financial and operating conditions of, customers and suppliers; the effect of integrating acquired businesses and the ability to attain expected benefits; and; other factors affecting the company's operations including, but not limited to, litigation, labour relations and negotiations and fiscal regimes.

The company undertakes no obligation to release publicly the results of any future revisions it may make to forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events. Furthermore, the company undertakes no obligation, in relation to future quarterly earnings disclosures, to release publicly any information on an interim basis prior to the final earnings disclosure.

DEFINITIONS

“$” all amounts are in U.S. dollars.

“Business Group Profit” (BGP) comprises earnings before interest, income taxes, minority interests, depreciation and amortization and excludes certain items, such as corporate costs, pension actuarial gains and losses and other adjustments, as well as certain OSIs (definition below) including restructuring costs (relating to major corporate-wide acquisitions or initiatives), impairment and other special charges that are not under the control of the business groups or are not considered in the measurement of their profitability. These items are generally managed by the company's corporate head office, which focuses on strategy development and oversees governance, policy, legal, compliance, human resources and finance matters. Financial information for individual business groups includes the results of certain joint ventures and other investments accounted for using the equity method on a proportionately consolidated basis, which is consistent with the way the business groups are managed. However, the BGP of these joint ventures and equity-accounted investments is removed from total BGP for the company and the net after-tax results are reported as equity income. The change in the fair market value of derivatives has been removed from individual business group results and is shown on a separate line within total BGP. This presentation provides a more accurate portrayal of underlying business group results and is in line with the company’s portfolio approach to risk management.

“Debt as a percentage of invested capital” does not have a uniform definition. Because other issuers may calculate debt as a percentage of invested capital differently, Alcan’s calculation may not be comparable to other companies’ calculations. The figure is calculated by dividing borrowings by total invested capital. Total invested capital is equal to the sum of borrowings and equity, including minority interests. The company believes that debt as a percentage of invested capital can be a useful measure of its financial leverage as it indicates the extent to which it is financed by debt holders. The measure is widely used by the investment community and credit rating agencies to assess the relative amounts of capital put at risk by debt holders and equity investors.

“Derivatives” including forward contracts, swaps and options are financial instruments used by the company to manage the specific risks arising from fluctuations in exchange rates, interest rates, aluminum prices and other commodity prices. Mark-to-market gains and losses on derivatives will be offset over time by gains and losses on the underlying exposures.

“Foreign currency balance sheet translation” effects largely arise from translating monetary items (principally deferred income taxes and long-term liabilities) denominated in Canadian and Australian dollars into U.S. dollars for reporting purposes. Although these effects are primarily non-cash in nature, they can have a significant impact on the company’s net income.

“Free cash flow from continuing operations” consists of cash from operating activities in continuing operations less capital expenditures and dividends. Management believes that free cash flow, for which there is no comparable GAAP measure, is relevant to investors as it provides an indication of the cash generated internally that is available for investment opportunities and debt service.

“GAAP” refers to Generally Accepted Accounting Principles.

“LME” refers to the London Metal Exchange.

“Other Specified Items” (OSIs) include, for example: restructuring and synergy charges; asset impairment charges; gains and losses on non-routine sales of assets, businesses or investments; unusual gains and losses from legal claims and environmental matters; gains and losses on the redemption of debt; income tax reassessments related to prior years and the effects of changes in income tax rates; and other items that, in Alcan’s view, do not typify normal operating activities.

“Operating earnings from continuing operations” is presented in addition to income from continuing operations and reported net income. Operating earnings from continuing operations are not calculated in accordance with U.S. GAAP and there is no standard definition of this term. Accordingly, it is unlikely that comparisons can be made among different companies that make operating earnings information available. The determination of whether an item is treated as an Other Specified Item involves the exercise of judgement by Alcan management. The company believes that operating earnings from continuing operations is a useful measure because it excludes items that are not typical of ongoing operating activities, such as Other Specified Items, as well as items that are outside management’s control, such as the impact of foreign currency balance sheet translation. Management has concluded that operating earnings is a relevant measure for shareholders and other investors as it removes the inherent volatility of such items, whether favourable or unfavourable, and provides a clearer picture of underlying business performance. Moreover, the measure is in line with the company’s internal performance measurement and management systems. Operating earnings information has historically been presented in response to requests from investors and financial analysts, who have indicated that they find the information highly relevant and essential to their understanding of the company.

All tonnages are stated in metric tonnes, equivalent to 2,204.6 pounds.

All figures are unaudited.

QUARTERLY RESULTS WEBCAST

Alcan’s quarterly results conference call with investors and analysts will take place on Wednesday, January 31, 2007 at 10:00 a.m. EDT and will be webcast via the Internet at www.alcan.com.

Supporting documentation (press release, financial statements and investor presentation) is available at www.alcan.com, using the Investors link. Miscellaneous and previous years' filings may be accessed using the following websites: www.sec.gov (U.S.) and www.sedar.com (Canada) websites.

ALCAN INC.

Alcan Inc. (NYSE, TSX: AL) is a leading global materials company, delivering high quality products and services worldwide. With world-class technology and operations in bauxite mining, alumina processing, primary metal smelting, power generation, aluminum fabrication, engineered solutions as well as flexible and specialty packaging, today’s Alcan is well positioned to meet and exceed its customers’ needs. Alcan is represented by 65,000 employees in 61 countries and regions, and posted revenues of $20.3 billion in 2005. The company has featured on the Dow Jones Sustainability World Index consecutively since 2003. For more information, please visit: www.alcan.com.

MEDIA CONTACT: Anik Michaud	INVESTOR CONTACT: Corey Copeland
Tel.: (514) 848-8151	Tel. (514) 848-8368

Conference call numbers:	Conference call numbers:
North America (877) 652-1294	North America (877) 421-3963
Local & overseas (706) 643-7783	Local & overseas (706) 643-9535

ALCAN INC.

CONSOLIDATED STATEMENT OF INCOME (unaudited)
	Fourth Quarter		Year
Periods ended December 31 (in millions of US$, except per share amounts)	2006	2005	2006	2005

Sales and operating revenues	6,219	5,049	23,641	20,320

Costs and expenses
Cost of sales and operating expenses, excluding depreciation
and amortization noted below	4,762	3,994	17,990	16,135
Depreciation and amortization	261	274	1,043	1,080
Selling, administrative and general expenses	418	346	1,475	1,402
Research and development expenses	63	63	220	227
Interest	76	83	284	350
Restructuring charges - net	49	543	179	685
Goodwill impairment	-	122	-	122
Other expenses (income) - net	95	(14)	77	(4)
	5,724	5,411	21,268	19,997
Income (Loss) from continuing operations before income taxes
and other items	495	(362)	2,373	323
Income taxes	55	(12)	665	257
Income (Loss) from continuing operations before other items	440	(350)	1,708	66
Equity income (loss)	(21)	15	85	88
Minority interests	(1)	2	(7)	1
Income (Loss) from continuing operations	418	(333)	1,786	155
Income (Loss) from discontinued operations	4	(28)	4	(26)
Income (Loss) before cumulative effect of accounting change	422	(361)	1,790	129
Cumulative effect of accounting change, net of income
taxes of $2 (nil in 2005)	-	-	(4)	-
Net income (Loss)	422	(361)	1,786	129
Dividends on preference shares	3	2	11	7
Net income (Loss) attributable to common shareholders	419	(363)	1,775	122
Earnings (Loss) per share
Basic:
Income (Loss) from continuing operations	1.12	(0.91)	4.75	0.40
Income (Loss) from discontinued operations	0.01	(0.07)	0.01	(0.07)
Cumulative effect of accounting change	-	-	(0.01)	-
Net income (Loss) per common share - basic	1.13	(0.98)	4.75	0.33
Diluted:
Income (Loss) from continuing operations	1.12	(0.91)	4.74	0.40
Income (Loss) from discontinued operations	0.01	(0.07)	0.01	(0.07)
Cumulative effect of accounting change	-	-	(0.01)	-
Net income (Loss) per common share - diluted	1.13	(0.98)	4.74	0.33
Dividends per common share	0.20	-	0.70	0.60

ALCAN INC.

CONSOLIDATED BALANCE SHEET (unaudited)

December 31	2006	2005
(in millions of US$)

ASSETS

Current assets
Cash and time deposits	229	181
Trade receivables (net of allowances of $58 in 2006 and $56 in 2005)	2,910	2,308
Other receivables	1,195	946
Deferred income taxes	152	150
Inventories	3,186	2,734
Current assets held for sale	5	119
Total current assets	7,677	6,438

Deferred charges and other assets	1,087	1,052
Investments	1,509	1,511
Deferred income taxes	989	863
Property, plant and equipment
Cost (excluding Construction work in progress)	18,698	16,990
Construction work in progress	2,294	1,604
Accumulated depreciation	(8,592)	(7,561)
	12,400	11,033
Intangible assets (net of accumulated amortization of $346 in 2006
and $233 in 2005)	676	1,013
Goodwill	4,599	4,713
Long-term assets held for sale	2	15
Total assets	28,939	26,638

ALCAN INC.

CONSOLIDATED BALANCE SHEET (cont’d) (unaudited)

December 31	2006	2005
(in millions of US$)

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
Payables and accrued liabilities	5,408	4,608
Short-term borrowings	467	348
Debt maturing within one year	36	802
Deferred income taxes	46	25
Current liabilities of operations held for sale	-	62
Total current liabilities	5,957	5,845

Debt not maturing within one year	5,476	5,265
Deferred credits and other liabilities	1,790	1,608
Post-retirement benefits	3,400	3,037
Deferred income taxes	1,151	1,172
Minority interests	71	67

Shareholders’ equity
Redeemable non-retractable preference shares	160	160
Common shareholders' equity
Common shares	6,235	6,181
Additional paid-in capital	672	683
Retained earnings	4,281	3,048
Common shares held by a subsidiary	(31)	(31)
Accumulated other comprehensive loss	(223)	(397)
	10,934	9,484
	11,094	9,644
Total liabilities and shareholders’ equity	28,939	26,638

ALCAN INC.

CONSOLIDATED STATEMENT OF CASH FLOWS (unaudited)
	Fourth Quarter		Year
Periods ended December 31	2006	2005	2006	2005
(in millions of US$)

OPERATING ACTIVITIES

Net income (Loss)	422	(361)	1,786	129
Cumulative effect of accounting change	-	-	4	-
Loss (Income) from discontinued operations	(4)	28	(4)	26
Income (Loss) from continuing operations	418	(333)	1,786	155
Adjustments to determine cash from operating activities:
Depreciation and amortization	261	274	1,043	1,080
Deferred income taxes	67	(5)	367	123
Equity income, net of dividends	50	(4)	15	(33)
Asset impairment provisions	27	388	84	428
Goodwill impairment	-	122	-	122
Stock option compensation	1	5	40	19
Loss (Gain) on disposal of businesses and investments - net	2	(43)	(6)	(32)
Change in operating working capital
Change in receivables	162	(81)	(443)	(331)
Change in inventories	10	82	(263)	(6)
Change in payables and accrued liabilities	12	340	138	(51)
Change in deferred charges, other assets, deferred credits
and other liabilities, and post-retirement benefits - net	189	(56)	377	81
Other - net	(95)	99	(98)	(20)
Cash from operating activities in continuing operations	1,104	788	3,040	1,535

Cash from (used for) operating activities in discontinued
operations	-	(27)	9	27

Cash from operating activities	1,104	761	3,049	1,562

FINANCING ACTIVITIES

Proceeds from issuance of new debt - net of issuance costs	99	35	479	1,272
Debt repayments	(10)	(239)	(1,096)	(1,695)
Short-term borrowings - net	90	(11)	77	(2,056)
Common shares issued	14	49	162	62
Common shares purchased for cancellation	(466)	-	(466)	-
Dividends - Alcan shareholders (including preference)	(76)	(54)	(267)	(224)
- Minority interests	-	-	(2)	(2)
Other	2	(4)	2	(4)
Cash used for financing activities in continuing operations	(347)	(224)	(1,111)	(2,647)

Cash used for financing activities in discontinued operations	-	-	-	(55)

Cash used for financing activities	(347)	(224)	(1,111)	(2,702)

ALCAN INC.

CONSOLIDATED STATEMENT OF CASH FLOWS (cont’d) (unaudited)
	Fourth Quarter		Year
Periods ended December 31	2006	2005	2006	2005
(in millions of US$)

INVESTMENT ACTIVITIES

Purchase of property, plant and equipment	(610)	(639)	(2,081)	(1,742)
Business acquisitions and purchase of investments	(153)	(39)	(201)	(112)
Net proceeds from disposal of businesses, investments and
other assets	73	90	307	266
Settlement of amounts due from Novelis - net	-	-	-	2,535
Other	(4)	-	66	-
Cash from (used for) investment activities in continuing operations	(694)	(588)	(1,909)	947

Cash from (used for) investment activities in discontinued
operations	-	(3)	5	60

Cash from (used for) investment activities	(694)	(591)	(1,904)	1,007

Effect of exchange rate changes on cash and time deposits	8	(1)	14	(26)
Increase (Decrease) in cash and time deposits	71	(55)	48	(159)
Cash and time deposits - beginning of period	158	236	181	340
Cash and time deposits - end of period	229	181	229	181

ALCAN INC.
(in millions of US$, except where indicated)

1. BASIS OF PRESENTATION

The unaudited consolidated financial information is based upon accounting policies and methods of their application consistent with those used and described in the Company's annual financial statements as contained in the most recent annual report. The unaudited consolidated financial information does not include all of the financial statement disclosures included in the annual and quarterly financial statements prepared in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP) and therefore should be read in conjunction with the Company's most recent annual report as well as the annual report (Form 10-K) for the year ended December 31, 2006 that the Company expects to file on March 1, 2007.

In the opinion of management of the Company, the unaudited consolidated financial information reflects all adjustments, which consist only of normal and recurring adjustments, necessary to present fairly the financial position and the results of operations and cash flows in accordance with U.S. GAAP.

2. DISCONTINUED OPERATIONS AND ASSETS HELD FOR SALE

Bauxite and Alumina and Primary Metal

On March 31, 2006, the balance of the Company’s interest in Aluminium de Grèce S.A. (AdG) of 7.2% was sold by the Company to Mytilineos Holdings S.A. for net proceeds of $13.

Engineered Products

In the first quarter of 2004, the Company had committed to a plan to sell certain non-strategic assets that were not part of its core operations. The assets were used to supply castings and components to the automotive industry. On March 31, 2006, the Company sold these assets to AluCast GmbH for net proceeds of approximately nil.

3. CAPITALIZATION OF INTEREST COSTS

Total interest costs in continuing operations in the fourth quarter and year ended December 31, 2006 were $93 and $357, respectively (2005: $94 and $379) of which $17 and $73 (2005: $11 and $29) were capitalized.

4. ACCOUNTING CHANGES

SFAS 123(R) - Share-Based Payment

On January 1, 2006, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 123(R), Share-Based Payment, which is a revision to SFAS No. 123, Accounting for Stock-Based Compensation. SFAS No. 123(R) requires all share-based payments to employees to be recognized in the financial statements based on their fair values. The fair value of options granted after January 1, 2006 is determined using the Monte Carlo simulation model, whereas the fair value of options granted prior to that date was determined using the Black-Scholes valuation model. The Company had previously adopted the fair-value based method of accounting for stock options using the retroactive restatement method described in SFAS No. 148, Accounting for Stock-Based Compensation - Transition and Disclosure, effective January 1, 2004. This method is accepted under SFAS No. 123(R).

On January 1, 2006, the Company recorded an after-tax charge of $4, using the modified prospective application method, in Cumulative effect of accounting change, to record all outstanding liability awards, previously measured at their intrinsic value, at their fair value.

4. ACCOUNTING CHANGES (cont’d)

SFAS No. 158 - Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans

Effective December 31, 2006, the Company adopted the provisions of SFAS No. 158, Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment to FASB Statements No. 87, 88, 106, and 132(R). The standard requires an employer to recognize the overfunded or underfunded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its balance sheet with an offsetting amount in accumulated other comprehensive income and to recognize changes in that funded status in the year in which the changes occur. SFAS No. 158 also expands the required annual disclosures. This standard does not impact the consolidated statement of income. Prior years have not been restated and are not comparable.

5. SALES AND ACQUISITIONS OF BUSINESSES AND INVESTMENTS AND RESTRUCTURING ACTIVITIES

Acquisitions

On January 3, 2006, the Company announced that it has acquired the packaging assets and business of Recubrimientos y Laminaciones de Papel, S.A. de C.V. (Relapasa), of Monterrey, Mexico for $22.

On March 10, 2006, the Company acquired the operating assets of Daifu Industries Co. Ltd., a supplier of foil and plastic lidding for food packaging in Thailand, for an initial investment of $8. An additional amount of $3 was paid during the second and third quarters of 2006 (Q2: $1; Q3: $2) based on the audited value of the acquired assets.

During the second quarter of 2006, the Company increased its ownership in Alcan Packaging Mohammedia to 97.4% by purchasing an additional 34.4% for $8. Alcan Packaging Mohammedia, located in Morocco, is specialized in dairy packaging.

On October 13, 2006, Alcan acquired the food flexible packaging company VTS Clima Ltd. for $8.

On December 4, 2006, Alcan completed the acquisition of the business and assets of Penske Composites, LLC, a leading manufacturer of reinforced structural urethane core material products for the marine and industrial markets for $7.

On December 1, 2006, Alcan acquired the remaining 70% stake of Carbone Savoie and certain related technology and equipment from GrafTech International Ltd. for $133. Carbone Savoie is a producer of cathode blocks.

Sales

On February 7, 2006, the Company completed the sale of its Froges, France, rolling mill to Industrie Laminazione Alluminio S.p.A based in Sardinia, Italy, for net proceeds of ($5), resulting in a gain on disposal of $2.

In March 2006, the Company completed the sale of selected assets of its North American Food Packaging Plastic Bottle business to Ball Corporation for net proceeds of $182, resulting in a loss on disposal of $4.

On March 2, 2006, the Company completed the sale of its high-purity activity at the Mercus processing mill in France to Praxair Inc. for net proceeds of $2, resulting in a gain on disposal of $2.

On March 2, 2006, the Company completed the sale of its food packaging plant in Zaragoza, Spain, to Kostova System S.L. for net proceeds of $7, resulting in a gain on disposal of $1. During the fourth quarter of 2005, the Company had recorded an impairment charge of $4 as a result of the expected divestiture.

In June 2006, the Company completed the sale of its Chambéry, France, operation to Compagnia Generale Alluminio S.p.A. for net proceeds of $8, resulting in no gain or loss on disposal. During the first quarter of 2006, the Company had recorded an impairment charge of $2 based on the expected divestiture.

5. SALES AND ACQUISITIONS OF BUSINESSES AND INVESTMENTS AND RESTRUCTURING ACTIVITIES (cont’d)

On June 9, 2006, the Company completed the sale of its Lir France beauty packaging facility in France for net proceeds of ($3), resulting in no gain or loss on disposal. A provision of $9 was recorded in the fourth quarter of 2005 based on the expected loss on disposal.

On July 10, 2006, the Company completed the sale of its 51% ownership in the joint venture Baotou Pechiney and Baolu High Purity Aluminium Company Limited, located in China, for net proceeds of $3, resulting in a gain on disposal of $4.

On July 28, 2006, the Company completed the sale of its Cebal Aerosol business to its current management team and to Natexis Investissement Partners for net proceeds of $16, resulting in a loss on disposal of $3. An impairment charge of $20 was recorded in the fourth quarter of 2005 as a result of the expected divestiture.

On November 21, 2006, the Company completed the sale of its Wheaton Science Products business in New Jersey, U.S.A. to River Associates Investments, LLC, for net proceeds of $35, resulting in a gain on disposal of $4.

Restructuring Activities

On May 9, 2006, the Company announced the reorganization of its global specialty aluminas business, entailing the gradual, yet permanent shut-down of the Company’s Specialty-Calcined Alumina plant (“UPCA”) in Jonquière, Quebec, by year end. In relation to this activity, the Company recorded restructuring charges of $12 comprising $1 of severance costs and $11 of asset impairment charges during the second quarter of 2006.

On June 30, 2006, the Company announced that it had signed a new collective labour agreement with its Quebec employees represented by the Canadian Auto Workers (C.A.W.) union. The agreement applies to C.A.W. employees at the Arvida, Beauharnois, Laterrière, Shawinigan and Vaudreuil Works sites, as well as those at Power Operations, Port Facilities, Alma Railway Operations and the Arvida Research and Development Centre. As part of this agreement, the Company has offered early retirement incentives to employees and has recorded severance charges of $3 during the third quarter of 2006 for employees who have accepted.

On July 12, 2006, the Company announced that it has begun consultations with unions and employee representatives for a proposed sale of selected assets at the Company’s Affimet aluminum recycling plant in Compiègne, France. In relation to this activity, the Company recorded restructuring charges of $44 comprising $14 of severance costs, $7 of other costs and $23 of asset impairment charges during the second quarter of 2006.

Also on July 12, 2006, the Company announced that it has begun consultations with unions and employee representatives for a proposed closure of two U.K. sites. The proposed reorganization would result in the closure of the Workington, U.K. hard alloy extrusion plant and the closure of the Midsomer Norton, U.K. food flexibles packaging plant.

In relation to the Workington closure, the Company recorded restructuring charges of $9 comprised entirely of severance costs during the second quarter of 2006. Production from Workington would be consolidated at Alcan’s facilities in Issoire and Montreuil-Juigné, France. Workington is expected to cease production by the end of the second quarter of 2007. During the fourth quarter of 2006, the Company recorded an additional $4 of severance costs in relation to this activity.

In relation to the Midsomer Norton closure, the Company recorded restructuring charges of $17 comprising $16 of severance costs, and $1 of asset impairment charges during the second quarter of 2006. The plant has been adversely affected by a declining demand in the U.K. market and high raw material costs. The site is expected to close during the first quarter of 2007. During the fourth quarter of 2006, the Company recorded an additional $6 of restructuring charges in relation to this activity comprising $4 of severance costs and $2 of other costs.

During the third quarter of 2006, the Company incurred charges of $6 relating to early retirement incentives accepted by employees at a research facility in France. These charges are included in severance costs.

5. SALES AND ACQUISITIONS OF BUSINESSES AND INVESTMENTS AND RESTRUCTURING ACTIVITIES (cont’d)

During the third quarter of 2006, the Company incurred severance charges of $2 due to the restructuring of a trading operation in Switzerland.

On November 14, 2006, Alcan announced that it will close its Plastic & Laminate Tubes plant in Lincoln Park, New Jersey, U.S.A., as part of the continued optimization of its Tubes manufacturing network in the Americas to better serve its customers. During the fourth quarter of 2006, the Company recorded restructuring charges of $5 comprising severance costs of $1, asset impairment charges of $2 and other costs of $2 in relation to this activity.

6. CONTINGENCIES

On January 19, 2006, the Company sold claims related to the Enron bankruptcy to a financial institution for combined proceeds of $62, recorded in Other expenses (income) - net, resulting in an after-tax gain of $41.

7. SHARE REPURCHASE PROGRAM

In accordance with its announcement on October 3, 2006, Alcan established a normal course issuer bid share repurchase program. The Company may purchase up to 18,800,000 common shares, representing approximately 5% of the outstanding common shares at October 27, 2006, i.e. 376,407,558 common shares. The common shares purchased under the program will be cancelled.

Purchases may be made on the Toronto Stock Exchange and the New York Stock Exchange. The program commenced on November 2, 2006 and will terminate at the latest on November 1, 2007. As at December 31, 2006, Alcan had repurchased a total of 9,831,200 common shares for a total cost of $466. A charge of $302 was recorded in retained earnings for the excess of the purchase price over the stated value of the common shares.

Montreal, Canada
31 January 2007